Exhibit 10.18

December 29, 2018

Patricia Moran

Delivered via e-mail:

Dear Pat:

Congratulations – this is where the rubber meets the road! We are pleased to extend you the following offer of employment with Vroom, Inc. (“Vroom”). We believe that you have the personal and professional qualities to contribute to Vroom’s continued success. This letter sets forth the terms of your offer.

Position: Chief Legal Officer, reporting to Paul Hennessy.

Start Date: Your first day of employment will be Monday, January 14, 2019.

Location: You will primarily work from our New York location. Our normal hours of operation are 9 AM to 6 PM, however, your actual schedule will be determined based on the overall needs of the business.

Salary: Your gross annual base salary will be $340,000, payable bi-weekly on Fridays. Your role is currently classified as exempt. Therefore, you are exempt from the overtime provisions of the Fair Labor Standards Act (FLSA).

Annual Incentive: This position is eligible for participation in Vroom’s Incentive Bonus Plan. This plan is based upon Vroom’s achievement of its business plan, as well as your success against personal performance goals.

•	Your 2019 annual target bonus is 40% of your base salary.

•

Payments are generally made on or before the end of the first quarter following the relevant performance year. No part of any bonus is earned unless you are actively employed by Vroom on the date the bonus is to be paid.

•	The details of the bonus plan will be governed and outlined in a plan document governing all participants in the Incentive Bonus Plan that you will receive once you begin employment.

Equity: Subject to approval by Vroom’s Board of Directors (the “Board”), no later than February 28, 2019, Vroom will grant you options to purchase 150,000 shares of Common Stock of the Company (the “Options”) at a price per share to be determined by the Board based on an independent valuation in accordance with Section 409A of the Internal Revenue Code.

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The Options shall vest over a period of four years, with 25% of the Options vesting on each anniversary of your start date, all subject to (1) your continued employment and (2) the approval of the Board and (3) the terms of the Company’s 2017 Equity Incentive Plan.

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The terms of the grant shall be subject to the terms of the Plan, and an option agreement to be entered into between you and Vroom. Options and other payments may be subject to Section 409A of the Internal Revenue Code of 1986, as described in the attached document.

Benefits: You are eligible to participate in Vroom’s comprehensive benefits package starting on the first day of the month, concurrent with or immediately following your start date, currently anticipated to be February 1, 2019 based on your projected start date. For details on eligibility and our full benefits offering, please review our benefits handouts, which will be provided on your first day of employment.

Time Off: You will be eligible to participate in Vroom’s comprehensive Paid Time Off Policy (“PTO Policy”), including holidays, twenty (20) days of PTO annually, and five (5) days of sick leave annually. Please review Vroom’s PTO Policy for complete details.

Separation: This letter does not constitute an offer of employment for any definite period of time. Your employment is “at-will,” and either you or Vroom may terminate the employment relationship at any time and for any reason with or without prior notice. Nothing in Vroom’s offer to you, including but not limited to provisions regarding compensation or benefits, nor anything contained in the Employee Handbook, alters the at-will nature of your employment.

Notwithstanding the “at-will” nature of the relationship, if (1) you are terminated for any reason other than For Cause* or (2) you resign for Good Reason (where Good Reason is a material reduction in your salary, position, duties, or responsibilities), you shall be entitled to receive a lump sum payment equal to the greater of ( i) three (3) months of your then current base salary and benefits continuation; or (ii) the separation pay amount otherwise payable to Company employees based on the then in-force policy at the time of termination. Likewise, you agree to provide 60 days’ written notice to the company of the resignation of your employment. The Company reserves the right to terminate employment at an earlier time and to pay compensation in lieu continuing your employment during the notice period.

Next steps: As with all employees, our offer to you is contingent on the following:

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Vroom’s receipt of a positive background screen report, which may address one or more of the following areas, as required by the position being offered: education verification, employment verification, criminal record, personal credit history, motor vehicle record. Please complete the background check that will be sent to you via an e-mail from Trusted Employees

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Your consent to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

•	Receipt of satisfactory proof of your identity and legal authorization to work in the United States as required by the Immigration Reform and Control Act of 1986 on your first day of employment

•	Your acknowledgement and agreement that your acceptance of this offer will not violate any agreements or arrangements with other individuals or entities, or duties to your current or former employers.

•	Your execution of the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached as Vroom PIIA.

Your acknowledgement that you will comply with the policies set forth in Vroom’s Employee Handbook, which you will receive shortly after you begin. This agreement is governed by the laws of the State of New York.

I hope you are ready to take the wheel and help drive Vroom’s growth!

I look forward to your acceptance of this offer. If you have any questions, do not hesitate to call. To accept this offer, please complete, sign and scan all documents included with this offer package.

*

For Cause means Vroom’s good faith determination that the employee has, in any material respect: (i) committed any act constituting financial dishonesty against Vroom or its Subsidiaries; (ii) engaged in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith, would (A) adversely affect the business or prospective customers, suppliers, lenders and / or other third parties with whom Vroom does or might do business; or (B) expose Vroom or any of its subsidiaries to a risk of civil or criminal legal damages, liabilities, or penalties; (iii) engaged in or committed any misconduct, violation of the Vroom’s written policies, including Vroom’s Employee Handbook, or committed non-performance of duty in connection with the business affairs of Vroom or its subsidiaries; or (iv) breached any agreement, including without limitation, this Agreement to which Vroom and you are a party relating to non-competition, non-solicitation or confidentiality.

Sincerely,
/s/ C. Denise Stott		1/2/2019
C. Denise Stott | Vroom	Date

SVP, People & Culture

Enclosures

I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge that this letter constitutes the entire agreement between Vroom and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either Vroom or me.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

/s/ Patricia Moran		1/2/2019
Patricia Moran	Date